Multiband Signs Letter of Intent to Acquire
WPCS International Incorporated

Management Expects Acquisition to Add Annual Revenue of $100 Million-Plus And $5 to $8 Million in Annual EBITDA After Integration;
Expands Multiband Service Offerings

June 15, 2011 -- MINNEAPOLIS --(Business Wire)-- Multiband Corporation (NASDAQ: MBND), a leading Home Service Provider (HSP) for DIRECTV and the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units (MDU’s), today announced it has signed a non-binding letter of intent (LOI) to acquire WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure based in Exton, Penn.

The acquisition, which will be subject to customary due diligence, negotiation of a definitive merger agreement and other conditions, including the approval of the shareholders of WPCS, is expected to close by the end of the third quarter of 2011. Multiband is offering $3.20 in cash per share for WPCS shares.  Multiband, in exchange for a 120 day exclusive period (90 days with a 30 day extension option) in which to close the transaction, has agreed to a one million dollar down payment, refundable in the event the definitive agreement is materially breached by WPCS or certain other circumstances.  In conjunction with the LOI announcement, Multiband has entered into a separate agreement with a third party to acquire for cash at $3.20 per share approximately 710,000 shares of WPCS’s outstanding common stock, representing an approximate 10% interest in WPCS. To fund the balance of the transaction, Multiband has received a commitment letter for a senior debt facility. This facility, which is subject to negotiation of definitive documentation and other conditions, will be used to repay the entire $29 million promissory note of Multiband held by DirecTech and to provide the capital to acquire 100% of WPCS, as well as to fund other strategic opportunities.

James L. Mandel, CEO of Multiband, commented, “This strategic acquisition will be significant for Multiband, expanding our service offering across a similar geographic footprint to our current presence and creating opportunity for significant operational leverage through the consolidation of real estate, training, and overhead expenses. Once integrated, we expect the acquisition to be immediately accretive, adding more than $100 million in revenue and between $5-8 million in EBITDA, on an annual basis.”

The LOI with WPCS has been approved by the Board of Directors of Multiband.

“The ability to provide additional services to the same customer base with the same personnel provides opportunity for significant leverage,” Mr. Mandel continued. “We have already identified a wide-range of synergies, and we expect to identify additional consolidation opportunities as we continue with our due diligence. We believe WPCS’s business represents an ideal fit, effectively building off our core competencies.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

About Multiband Corporation

Multiband Corporation (Nasdaq: MBND) is the largest nationwide DIRECTV master system operator in the Multiple Dwelling Unit (MDU) market and one of the largest full-service home service providers (HSPs), handling around 20% of all DIRECTV's installations, maintenance and upgrades for residents of single-family homes. Multiband is a full-service operator for a number of other providers within the footprint as well, offering solutions for watch, talk, surf and security, and is equipped with a retail store and an online store to strive to be a customer's "one source solution" for all electronic needs. Additionally, Multiband is a leading provider of software and integrated billing services to MDUs on a single bill, including video, voice, data and other value-added local services, both directly and through strategic arrangements. Multiband is headquartered in Minneapolis, Minn., and has offices strategically placed around the continental United States.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2010, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Company Contact

Contact: James Mandel, CEO for Multiband Corporation at (763) 504-3000

Investor Contact

Cameron Donahue, Hayden IR, (651) 653-1854 or cameron@haydenir.com

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